Exhibit 4.11

WARRANT SALE AGREEMENT

Warrant Sale Agreement, dated as of January 15, 2010 (“Agreement”), by and among Chardan 2008 China Acquisition Corp., a company organized under the laws of the British Virgin Islands (“Company”), Kerry Propper, Steve Urbach, Jonas Grossman, Jianghan Huang, Dr. Richard D. Propper, Paula Beharry, Daniel Beharry, Li Zhang, Michael Walas, Mark Brewer and Ryan Hallman (collectively “Existing Shareholders”), ________________ as agent for the Existing Shareholders (the “Agent”) and the Law Offices of David J. Stern, P.A., Professional Title and Abstract Company of Florida, Inc. and Default Servicing, Inc. (collectively, the “Stern Participants”).

Recital

WHEREAS, the Existing Shareholders have agreed as a condition of the Stern Participants’ closing the transactions contemplated by the Master Acquisition Agreement dated December 10, 2009, by and among the Company, the Stern Participants, and other parties (the “Master Acquisition Agreement”) to enter into this Agreement.

IT IS AGREED:

1. Exercise or Sale of Warrants.

(a) Following the later of (i) six (6) months after the Closing and (ii) Registration Statement Effective Date (the “Trigger Date”), each of the Existing Shareholders agrees to exercise for cash or sell all of the Private Placement Warrants owned by them (the “Covered Warrants”).  The Existing Shareholders shall exercise for cash or sell on average for each day after the Trigger Date that the last reported sales price of the Company’s Ordinary Shares on The Nasdaq Stock Market, LLC is greater than $9.00 (the “Closing Price Threshold”) a number of Covered Warrants equal to the greater of (A) ten (10%) percent of the ADTV of the Company’s Ordinary Shares for each day after the Trigger Date that the Closing Price Threshold was satisfied or (B) 50,000 Covered Warrants.  The average daily number of Covered Warrants exercised for cash or sold shall be measured on a weekly basis beginning with the week in which the Closing Price Threshold is first met after the Trigger Date and on a cumulative basis each week thereafter.  Sales of Covered Warrants shall be included as sales for purposes of the foregoing calculation, whether sold in a reported transaction or in a private placement transaction.

(b) The Existing Shareholders shall coordinate their exercises and sales of the Covered Warrants so as to satisfy the requirements of Section 1(a) as follows:

(i) Immediately following the Trigger Date, each Existing Shareholder shall notify the Agent in writing of the (A) number of Covered Warrants they elect to exercise with cash from the sale of other such Covered Warrants (the “Cashless Exercise Warrants”); (B) the number of such Warrants they elect to exercise from other cash resources and the date on which they intend to exercise such Warrants; and (C) the number of such Warrants they direct the Agent to sell on their behalf (the “Sale Warrants”).  If, based upon the notices received by the Agent from the Existing Shareholders, the Agent determines that the Existing Shareholders will not be able to satisfy their obligations under Section 1, it shall revise the desired sales and exercises by the Existing Shareholders as it deems appropriate to allow the Existing Shareholders to satisfy their obligations under Section 1 and so shall notify the Existing Shareholders of revisions to their notices.  Each Existing Shareholder may change such designation from time to time by written notice to the Agent; provided that such change does not adversely impact the ability of the Existing Shareholders to satisfy their obligations under Section 1, as determined in the sole discretion of the Agent.

(ii) The Agent shall coordinate the sale of the Sale Warrants by the Existing Shareholders so as to satisfy the requirements of Section 1(a), when taken in conjunction with Covered Warrants exercised by the Existing Shareholders.

(iii) To the extent an Existing Shareholder elects to exercise Cashless Exercise Warrants, the proceeds from the first Covered Warrants owned by that Existing Shareholder sold by the Agent shall be used to exercise such Warrants on behalf of the Existing Shareholder.

(iv) The Agent shall sell Covered Warrants in such order, numbers, proportions, times, prices, manner, including private sales, market trades or block purchases, and other terms as the Agent shall determine in its sole discretion, and the Agent is not required to sell Covered Warrants on a proportionate basis among the Existing Shareholders.

(v) If an Existing Shareholder fails to exercise a Covered Warrant within seven (7) days after the date indicated in its written notice, the Agent is authorized to sell those Covered Warrants on behalf of the Existing Shareholder.

(vi) The Agent will remit net proceeds from the sale of Covered Warrants directly to the Existing Shareholders who own such Warrants.

(c) A sale to a Permitted Transferee shall not be deemed to be a sale for purposes of this Agreement.

(d) Each of the Existing Shareholders shall not exercise any of the Private Placement Warrants held by them, except for cash.

(e) The Existing Shareholders will sell the Covered Warrants only to persons who agree in writing to exercise such warrants within fifteen (15) days after they purchase such warrants from the Existing Shareholders and will cooperate with the Stern Participants as is reasonably necessary to enforce such obligation.

(f) To the extent permitted by applicable law, the Company agrees to allow the Agent to pay the exercise price of the Covered Warrants sold for its own account or for the accounts of the Existing Shareholders by delivery of a binding written commitment, in a form reasonably acceptable to the Company, to pay the exercise price of the Covered Warrants being exercised within fifteen (15) days following the delivery of the subscription form required for the exercise of the warrant.

(g) The Company agrees that as promptly as possible following the closing of the transactions contemplated by the Master Acquisition Agreement, the Company shall file with the SEC the registration statement described in the definition of Registration Statement Effective Date and shall take such actions as are necessary to qualify for sale the securities covered by such registration statement in those states in which the such securities were initially offered by the Company.  The Company shall cause the such registration statement to become effective as soon as is reasonably possible and to maintain the effectiveness of such registration statement until at least the Termination Date.

2. Transfer Restrictions.  The Existing Shareholders shall not transfer or assign any of the Covered Warrants owned by them to a Permitted Transferee unless the Permitted Transferee agrees in writing to be bound by the terms and conditions of this Agreement.

3. Amendments to Warrants.  The Existing Shareholders will not agree to any amendments to the Private Placement Warrants without the consent of the Stern Participants.

4. Escrow.  Prior to the Termination Date, the outstanding Private Placement Warrants shall be held in escrow pursuant to the terms of the Private Placement  Warrant Escrow Agreement, as amended as set forth in Exhibit B hereto.

5. Share Issuance.  In consideration for the Existing Shareholders entering into this Agreement, effective as of the date of the exercise for cash or sale of each Covered Warrant prior to the Termination Date, .116505 Ordinary Shares of the Company for each such warrant so exercised or sold will be issued as directed by the Agent to the Existing Shareholders (the number of shares issued to each Existing Shareholders to be determined by the Agent in its sole discretion) pursuant to written instructions provided by the Agent to the Company (the “Additional Shares”).  Additional Shares shall be issued to the Existing Shareholders promptly following the end of each calendar quarter, based on the number of Covered Warrants exercised or sold by the Existing Shareholders during such calendar quarter.  The Company shall not be required to issue fractional Ordinary Shares and any such fractional amount shall be carried over to the next issuance to the Existing Shareholders or, if earlier, will lapse at the Termination Date.

6. Representations and Warranties.  Each Existing Shareholder hereby represents and warrants to the Company and the Stern Participants that:

(a) The Existing Shareholder owns all of the Private Placement Warrants listed next to his or her name on Exhibit A.

(b) The execution and delivery by the Existing Shareholder of this Agreement and the fulfillment of and compliance with the respective terms hereof by the Existing Shareholder does not conflict with or result in a breach of the terms, conditions or provisions of any other agreement, instrument, order, judgment or decree to which the Existing Shareholder is subject.

(c) The Existing Shareholder is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

(d) The Additional Shares are being acquired for the Existing Shareholder’s own account, only for investment purposes and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act.

(e) The Existing Shareholder has the full right, power and authority to enter into this Agreement and this Agreement is a valid and legally binding obligation of the Existing Shareholder enforceable against the Existing Shareholder in accordance with its terms.

(f) The Existing Shareholder understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the securities of the Company or the fairness or suitability of the investment in the securities of the Company nor have such authorities passed upon or endorsed the merits of the offering of the securities of the Company.

7. Registration Rights.  The Existing Shareholders shall have registration rights relating to the Additional Shares pursuant to the Registration Rights Agreement, dated as of ________, 2008, by and among the Company and the persons listed on the signature page thereto, as amended, as if registration rights for the Additional Shares were originally included therein.

8. Legends; Denominations.

(a) Legend.  The Company will issue the Additional Shares in the name of the Existing Shareholders and in such denominations to be specified by the Agent.  Certificates representing the Additional Shares will bear the following legend and appropriate “stop transfer” instructions will be provided to the Company’s transfer agent:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THIS CORPORATION, IS AVAILABLE.

9. Governing Law.  This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York.  Each of the parties hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York in the Untied States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive.  Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.  Any such process or summons to be served upon any of the parties hereto may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 14 hereof.  Such mailing shall be deemed personal service and shall be legal and binding upon each of the parties hereto in any action, proceeding or claim.

10. Amendments.  This Agreement may not be modified or changed without the prior written consent of each of the parties to this Agreement.

11. Entire Agreement.  This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by the party to be charged.

12. Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

13. Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

14. Notices.  Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or by private national courier service, or be mailed, certified or registered mail, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or, if sent by private national courier service, on the next business day after delivery to the courier, or, if mailed, two days after the date of mailing, as follows:

If to the Company to:

Chardan 2008 China Acquisition Corp. c/o Chardan Capital, LLC 474 Three Mile Road Glastonbury, CT 06033 Attn: Dan Beharry Facsimile: (281) 644-5751 email: dbeharry@chardancapital.com with a copy to (which shall not constitute notice):

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Attn: Mitchell S. Nussbaum Facsimile: 212-407-4990 email: mnussbaum@loeb.com

If to an Existing Shareholder, to his or her address as set forth in Exhibit A.

If to the Stern Participants:

c/o David J. Stern 900 S. Pine Island Road Suite 400 Plantation, FL 33324 Facsimile: (954) 233-8444

with a copy (which shall not constitute notice) to:

Dykema Gossett PLLC 400 Renaissance Center Detroit, MI 48243 Attn: Thomas Vaughn Facsimile: (313) 568-6915 Email: tvaughn@dykema.com

15. Counterparts.  This Agreement may be executed in several counterparts each one of which shall constitute an original and may be delivered by facsimile transmission and together shall constitute one instrument.

16. Attorney’s Fees.  In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing parties all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

17. Termination.  The Existing Shareholders’ obligations under this Agreement shall terminate upon the earlier of (i) payment in full of the Stern Deferral Note, Post-Closing Cash, the FlatWorld Warrant Proceeds, the FlatWorld Additional Warrant Proceeds, the Chardan Capital Fee and the Deferral Notes or (ii) the shareholders of the Company becoming subject to Section 16 of the Securities Exchange Act of 1934 (the “Termination Date”).

18. Appointment of Agent.

(a) Each Existing Shareholder irrevocably constitutes and appoints Agent as such Existing Shareholder’s true and lawful agent, proxy and attorney-in-fact and authorizes Agent acting for such Existing Shareholder and in such Existing Shareholder name, place and stead, in any and all capacities, to do and perform every act and thing required or permitted to be done by such Existing Shareholder or Agent hereunder or otherwise in connection with the agreements and transactions contemplated by this Agreement, as fully to all intents and purposes as such Existing Shareholder might or could do in person, including without limitation:

(i) Direct the escrow agent under the Private Placement Warrant Escrow Agreement to release Existing Shareholder’s Warrants held thereunder upon their sale pursuant to the terms of this Agreement.

(ii) Take any and all action on behalf of such Existing Shareholder as Agent may deem necessary or desirable to effect this Agreement; and

(iii) Engage and employ agents and representatives (including accountants, legal counsel and other professionals), which may include affiliates of the Agent, and to incur such other expenses as Agent deems necessary or prudent in connection with the administration of the foregoing, including customary brokerage fees and commissions.

(b) Each Existing Shareholder grants unto Agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the transactions contemplated by this Agreement, as fully to all intents and purposes as such Agent might or could do in person, hereby ratifying and confirming all that Agent may lawfully do or cause to be done by virtue hereof.  Each Existing Shareholder will, by executing this Agreement, agree that such agency, proxy and power of attorney are coupled with an interest, and are therefore irrevocable without the consent of Agent and the Stern Participants and shall survive the death, incapacity, or bankruptcy of such Existing Shareholder.  Each Existing Shareholder acknowledges and agrees that upon execution of this Agreement, the Existing Shareholder shall be bound by any delivery by Agent of any waiver, amendment, agreement, opinion, certificate or other documents executed by Agent or any decisions made by Agent pursuant to this Agreement as fully as if such Existing Shareholder had executed and delivered such documents and made such decisions.

(c) Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Existing Shareholder, except in respect of amounts received on behalf of such Existing Shareholder.  Agent shall not be liable to any Existing Shareholder for any action taken or omitted by Agent or any agent employed by it hereunder or under or in connection with the transactions contemplated by this Agreement, except that Agent shall not be relieved of any liability imposed by law for gross negligence or willful misconduct.  Agent shall not be liable to any Existing Shareholder for any apportionment or distribution of payments made by it in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Existing Shareholder to whom payment was due, but not made, shall be to recover from any other Existing Shareholder any payment in excess of the amount of which they are determined to have been entitled.  Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.

19. Definitions.  The capitalized terms used in this Agreement shall have the meaning set forth below.

(a) “ADTV” means the daily trading volume for the Company’s Ordinary Shares.

(b) “Additional Shares” is defined in Section 5.

(c) “Agent” means ______________.

(d) “Agreement” is defined in the Preamble.

(e) “Cashless Exercise Warrants” is defined in Section 1(b).

(f) “Chardan Capital Fee” is defined in the Contribution Agreement.

(g) “Closing” is defined in the Contribution Agreement.

(h) “Closing Price Threshold” is defined in Section 1(a).

(i) “Company” is defined in the Preamble.

(j) “Contribution Agreement” means the Contribution and Membership Purchase Agreement dated January 15, 2010.

(k) “Covered Warrants” is defined in Section 1(a).

(l) “Deferral Notes” is defined in the Contribution Agreement.

(m) “Existing Shareholders” is defined in the Preamble.

(n)  “FlatWorld Additional Warrant Proceeds” is defined in the Contribution Agreement.

(o) “FlatWorld Warrant Proceeds” is defined in the Contribution Agreement.

(p) “Master Acquisition Agreement” is defined in the Recitals.

(q) “Permitted Transferee” is defined in the Private Placement Warrant Escrow Agreement.

(r) “Post-Closing Cash” is defined in the Contribution Agreement.

(s) “Private Placement Warrants” is defined in the Private Placement Warrants Escrow Agreement.

(t) “Private Placement Warrant Escrow Agreement” means the Securities Escrow Agreement dated ________, 2008, by and among Chardan and certain of the Existing Shareholders.

(u) “Registration Statement Effective Date” means the date that the registration statement required to effect the registration of (i) the Private Placement Warrants that have not previously been registered with the SEC, and under applicable state securities laws, for resale, and (ii) the Ordinary Shares issuable upon exercise of those Warrants that have not previously been registered for issuance upon such exercise, becomes effective with the SEC.

(v) “Representatives” is defined in the Securities Escrow Agreement.

(w) “Sale Warrants” is defined in Section 1(b).

(x) “SEC” means the United States Securities and Exchange Commission.

(y) “Securities Act” is defined in Section 6(c).

(z) “Stern Deferral Note” is defined in the Contribution Agreement.

(aa)  “Stern Participants” is defined in the Preamble.

(bb) “Termination Date” is defined in Section 17.

(cc) “Trigger Date” is defined in Section 1(a).

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IN WITNESS WHEREOF, the execution of this Warrant Exercise Agreement as of the date first above written.

CHARDAN 2008 CHINA ACQUISITION CORP.
By:
Name: Kerry Propper Title: Chief Executive Officer
LAW OFFICES OF DAVID J. STERN, PA
By:
Name: David J. Stern Title: President
PROFESSIONAL TITLE AND ABSTRACT COMPANY OF FLORIDA, INC.
By:
Name: David J. Stern Title: President
DEFAULT SERVICING, INC.
By:
Name: David J. Stern Title: President

[Only those Existing Stockholders agreeing to be party to this Agreement shall execute it.  Any signature block for an Existing Stockholder who chooses not to enter into this agreement shall be deleted]
EXISTING SHAREHOLDERS

Kerry Propper

Steve Urbach

Jonas Grossman

Jiangnan Huang

Dr. Richard D. Propper

Paula Beharry

Daniel Beharry

Li Zhang

Li Gong

Dr. Jianjun Shi

Xiaosong Zhong

Michael Walas

Mark Brewer

Ryan Hallman